Richmont Mines Inc. 1 Place-Ville-Marie Suite 2130, Montreal, QC H3B 2C6, CANADA Tel.: (514) 397-1410 Fax: (514) 397-8620 www.richmont-mines.com

NEWS RELEASE

RICHMONT MINES ANNOUNCES THE COMPLETION
OF A BULK SAMPLE OF 25,900 TONNES FROM
THE EAST AMPHI PROPERTY

MONTREAL, January 6, 2006 - Richmont Mines announces that the milling of a bulk sample of 25,900 tonnes from the East Amphi project has been completed on January 1st, 2006. Of this tonnage, 15,800 tonnes were provided from the mining of the first four stopes of the B2 Zone while 10,100 came from development work. The average daily performance at the mill was 1,042 tonnes per day.

Furthermore, at the end of December 2005, Richmont Mines has receive a rock mechanic report for the A Zone. The technical staff of Richmont Mines is currently working on a mining plan to select the mining methods adapted to the A Zone in order to complete the interpretation of the reserves in this sector.

The complete results of the bulk sample and the calculation of the reserves and the resources of the East Amphi project will be released as soon as they become available, approximately on January 20, 2006.

Richmont Mines is a gold producer focusing its activities in the Canadian provinces of Ontario, Quebec and Newfoundland. Richmont Mines has no long-term debt and has no hedging contracts on gold or on currency. The Company has 21 million shares outstanding.

Martin Rivard
President and CEO

Disclosure regarding forward-looking statements

This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-Americain exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed in Richmont Mines' Annual Information Form, Annual Report and periodic reports.

For more information, please contact:

Julie Normandeau	Telephone: (514) 397-1410
Investor Relations	Fax: (514) 397-8620

Trading symbol: RIC	Listings: Toronto - Amex

Web site: www.richmont-mines.com